[GRAPHIC OMITTED][GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE             Contact:  Paul H. Riss, CEO
                                            phriss@elec-corp.com
                                            914-633-6500


       eLEC Announces Completion of Sale of Assets of Essex Communications


NEW ROCHELLE, NY...January 2, 2003--- eLEC Communications Corp. (OTCBB: ELEC) announced today that it has completed the sale of certain assets of its wholly-owned subsidiary, Essex Communications, Inc. ("Essex"), to Essex Acquisition Corp. ("EAC"), a wholly-owned subsidiary of BiznessOnline.com, Inc. In connection with such sale, EAC assumed approximately $9.8 million of liabilities of Essex. All of Essex's customers, which constituted substantially all of eLEC's customers when the related sale agreement was executed, and the associated accounts receivable and interconnection agreements with the local incumbent carriers in seven states were transferred to EAC.

eLEC's CEO, Paul Riss stated, "With the closing of this transaction we were able to significantly reduce our liabilities and avoid the potential bankruptcy of Essex, which was our principal operating subsidiary. We are now able to focus on rebuilding our business of providing low cost local and long distance telephone service. We are looking to channel eLEC's remaining resources into the growth of our operating subsidiaries, New Rochelle Telephone and Telecarrier Services. Since October 2002, we have been marketing local and long distance services only in New York, where UNE-P margins are high and the addressable market is substantial. We expect to slowly enter other states as we identify opportunities to earn significant profit margins under UNE-P. While working on the disposition of the assets and liabilities of Essex, we have been able to sell approximately 4,000 new lines through our New Rochelle Telephone subsidiary. Of such lines, approximately 2,800 lines have been provisioned and 1,200 lines are in our provisioning system and moving toward completion. To help finance our operations, we continue to seek a new working capital facility, which is essential to our ongoing viability."

eLEC Communications Corp. is a competitive local exchange carrier that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the telecommunications industry. eLEC offers small businesses and residential customers an integrated set of telecommunications products and services, including local exchange, local access, domestic and international long distance telephone, and a full suite of features, including items such as three-way calling, call waiting and voice mail.

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This  release  contains  forward-looking   statements  that  involve  risks  and
uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's
Annual Report on Form 10-K for the year-ended November 30, 2001 and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 2002, May 31, 2002 and August 31, 2002 and any subsequent SEC filings.

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